SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


Orion Power Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


686286105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.686286105                  13G                    Page 2 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Constellation Energy Group, Inc.
52-1964611

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


Maryland
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES      17,205,900(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY     0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING    17,205,900(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH       0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


17,205,900(1)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


16.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1) Represents common stock held by wholly owned subsidiaries, Constellation Holdings, Inc. and Constellation Real Estate, Inc. and includes warrant for 705,900 shares held by Constellation Holdings, Inc. which is presently exercisable.

CUSIP No.686286105                  13G                    Page 3 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Constellation Holdings, Inc.*
52-1337857

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


Maryland
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES      0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY     10,705,900(1)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING    0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH       10,705,900(1)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


10,705,900(1)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


10.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1) Includes warrant for 705,900 shares which is presently exercisable.
* Constellation Holdings, Inc. acquired these shares on December 21, 2001 from its affiliate Constellation Enterprises, Inc.

CUSIP No.686286105                  13G                    Page 4 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Constellation Real Estate, Inc.*
52-1237835

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


Maryland
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES      0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY     6,500,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING    0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH       6,500,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


6,500,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


6.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
* Constellation Real Estate, Inc. acquired these shares on December 21, 2001 from its affiliate Constellation Enterprises, Inc.

CUSIP No.686286105                     13G                    Page 5 of 8 Pages



Item 1(a).  Name of Issuer:


            Orion Power Holdings, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            7 East Redwood Street, 10th Floor
            Baltimore, MD  21202
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:
            Constellation Energy Group, Inc.
            Constellation Holdings, Inc.
            Constellation Real Estate, Inc.
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            250 W. Pratt Street, Baltimore, MD  21201

            ____________________________________________________________________

Item 2(c).  Citizenship:

            Maryland

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            686286105

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.686286105                   13G                    Page 6 of 8 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          see below
          ______________________________________________________________________

     (b)  Percent of class:
          see below
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote_______________________,


          (ii)  Shared power to vote or to direct the vote_____________________,


          (iii) Sole power to dispose or to direct the disposition of__________,


          (iv)  Shared power to dispose or to direct the disposition of________

                Constellation Energy Group, Inc. beneficially owns through its wholly owned subsidiaries 17,205,900 shares of common stock, which includes a warrant for 705,900 shares which is presently exercisable. This represents 16.5% of issuer's common stock. Constellation Energy Group, Inc. has sole power to vote or to direct the vote of 17,205,900 shares and sole power to dispose or to direct the disposition of 17,205,900 shares.

                Constellation Holdings, Inc. is a wholly owned subsidiary of Constellation Energy Group, Inc. and owns 10,705,900 shares of common stock, which includes a warrant for 705,900 shares which is presently exercisable. This represents 10.3% of issuer's common stock. Constellation Holdings, Inc. has shared power to vote or to direct the vote of 10,705,900 shares and shared power to dispose or to direct the disposition of 10,705,900 shares.

                Constellation Real Estate, Inc. is an indirect wholly owned subsidiary of Constellation Energy Group, Inc. and owns 6,500,000 shares of common stock. This represents 6.2% of issuer's common stock. Constellation Real Estate, Inc. has shared power to vote or to direct the vote of 6,500,000 shares, and shared power to dispose or to direct the disposition of 6,500,000 shares.
         _______________________________________________________________________

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         _______________________________________________________________________

Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Constellation Energy Group, Inc. is the beneficial owner of 16.5% of Orion Power Holdings, Inc.'s common stock because its wholly owned subsidiaries, Constellation Holdings, Inc. and Constellation Real Estate, Inc. are the owners of 17,205,900 shares of common stock, which included a warrant for 705,900 shares which is presently exercisable.
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         N/A

         _______________________________________________________________________

CUSIP No.686286105                   13G                    Page 7 of 8 Pages


Item 9.  Notice of Dissolution of Group.

         N/A

          ______________________________________________________________________

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

          N/A

CUSIP No.686286105                   13G                    Page 8 of 8 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       2/12/02
                                        ----------------------------------------
                                                        (Date)

                                          /s/ David A. Brune
                                        ----------------------------------------
                                                      (Signature)
                                        David A. Brune/Vice President,
                                        Secretary and General Counsel
                                        Constellation Energy Group, Inc.
                                        ----------------------------------------
                                                      (Name/Title)




                                                       2/12/02
                                        ----------------------------------------
                                                        (Date)

                                          /s/ Dan A. Skowronski
                                        ----------------------------------------
                                                      (Signature)
                                        Dan A. Skowronski/Secretary
                                        Constellation Holdings, Inc.
                                        ----------------------------------------
                                                      (Name/Title)


                                                       2/12/02
                                        ----------------------------------------
                                                        (Date)

                                           /s/ Donna M. Levy
                                        ----------------------------------------
                                                      (Signature)
                                        Donna M. Levy/Secretary
                                        Constellation Real Estate, Inc.
                                        ----------------------------------------
                                                      (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).